EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       January 25, 2000

Contacts:
Investor Relations                          Media Relations
Diana Matley                                Kevin Brett
408-433-4365                                408-433-7150

CC00-X


                 LSI LOGIC REPORTS RECORD 1999 AND Q4 REVENUES;
                        ANNOUNCES TWO-FOR-ONE STOCK SPLIT


                             NEWS RELEASE HIGHLIGHTS

- Record Q4 revenues of $585 million.

- Record Q4 bookings.

- Eighth quarter of sequential revenue growth.

- Q4 revenues up 8 percent from the $540 million in Q3 1999.

- Diluted per share EBG* was 47 cents, compared to First Call consensus estimate of 43 cents.

- Two-for-one common stock split announced.

- Communications, fastest growing LSI Logic business sector.

- $50 million communications venture fund established.

- Cash and short-term investments grew more than $200 million sequentially.



* Earnings before goodwill amortization and special items.

                 1999 LSI LOGIC REVENUES EXCEED $2 BILLION MARK
                         -- NET INCOME UP 85 PERCENT --

        Communications comprises nearly 40 percent of LSI Logic revenues;
                 Fastest growing sector of LSI Logic's business


MILPITAS, CALIFORNIA - LSI Logic Corporation (NYSE: LSI) today reported 1999 record revenues of $2.09 billion, a 38 percent increase over the $1.52 billion in 1998. During 1999 profits grew at more than twice the rate of revenue growth, and cash more than doubled to $661 million.

Net income for 1999, before amortization of goodwill and other special items
(EBG), was $174 million or $1.12 a diluted share, an 85 percent increase over the $94 million in net income or 65 cents a diluted share reported for 1998.

LSI Logic also announced a stock dividend in the form of a two-for-one common stock split, effective February 4, 2000. Shareholders of record on that date will receive one new share of common stock for each share held. The distribution of the new shares will occur on February 16, 2000. Distribution of the additional shares will increase the number of common shares issued and outstanding from approximately 150 million to 300 million.

"LSI Logic enters the new century growing faster than the global semiconductor industry as a whole and strategically positioned to capitalize on the global communications revolution," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "We have strong momentum as a result of our record bookings in the fourth quarter. We have the right products at the right time in the right markets."

LSI Logic recorded $585 million in revenues for the 1999 fourth quarter, a 30 percent increase over the $451 million reported in the fourth quarter of 1998. Revenues in the 1999 fourth quarter were 8 percent higher than the $540 million reported in the third quarter, the eighth quarter of sequential revenue growth.

Fourth quarter 1999 EBG net income was $76 million or 47 cents a diluted share. The fourth quarter EBG net income figure represented an increase of 986 percent over the $7 million or 5 cents a diluted share in the fourth quarter of 1998. Cash and short-term investments grew by more than $200 million in the fourth quarter.

"Our strategic cash position and greater cash flow provides us with the vital capital to make strategic acquisitions and to invest in the technologies in the future," said Doug Norby, LSI Logic executive vice president and chief financial officer.

Included in the $200 million of fourth quarter cash generation are $42 million of special one-time gains realized on the sale of venture investments. (These special gains are not included in net income before goodwill amortization and other special items.)

LSI Logic also announced that these special proceeds are being used to establish a $50 million venture fund to invest in emerging communications technologies and start-ups.

                       LSI LOGIC COMMUNICATIONS HIGHLIGHTS

John Daane, LSI Logic executive vice president of the Communications Products Group, noted that products for communications applications already comprise approximately 39 percent of LSI Logic revenues and represents the fastest growing part of the company's business.

The convergence of data, voice and video is accelerating our growth in the communications space," said Daane. "LSI Logic is providing the key components of wireless, optical switching, set-top box, networking, broadband communications systems and other rapidly growing communications applications."

Supporting the increased business generated from communications and other applications, Corrigan said that LSI Logic has ample 0.18-micron internal capacity, augmented by strategic foundry relationships, to accommodate demand well in excess of the anticipated growth rate for the global semiconductor industry.

"The investments we have made and our strategic manufacturing relationships are now benefiting our high-volume, high-growth customers," said Corrigan. "Our worldwide manufacturing strategy is a competitive advantage as we enter the second year of the industry upswing."

                            1999 FINANCIAL HIGHLIGHTS

- Exceeded the $2 billion revenue mark for the first time.

- LSI Logic common stock grew 319 percent, making it the 11th best performing NYSE stock and 4th best on the S&P 500.

- LSI Logic revenues increased 38 percent in 1999, exceeding the 15.4 percent growth rate projected for the global semiconductor industry by the Semiconductor Industry Association.

- Gross margin improved by 600 basis points from 35 to 41 percent in 1999.

- LSI Logic and Silterra (Malaysia) announced a technology licensing and manufacturing relationship, valued at $120 million to LSI Logic.


                    1999 LSI LOGIC COMMUNICATIONS HIGHLIGHTS

- Completed the $106 million acquisition of SEEQ Technology, Inc., a leading semiconductor designer of data communications devices for the Internet-driven networking market.

- Acquired ZSP Corporation, a leading-edge developer of high-performance digital signal processor products for customers competing in high-growth communications markets.

- Unveiled an open architecture licensing strategy for the new ZSP digital signal processor architecture. Broadcom became the first licensee of LSI Logic ZSP400 digital signal processor.

- Delivered the 500th CoreWare design to a high-volume customer, just five years after introducing the landmark design process that makes system-on-a-chip solutions a reality.

- Announced the addition of an embedded FPGA core into the company's CoreWare library for high-volume programmable applications.

- Sony Computer Entertainment (SCEI) selected LSI Logic as the system-on-a-chip supplier of the key I/O processor for its second-generation Sony PlayStation video game console.

- LSI Logic announced the availability of its next-generation single-chip demodulator, improving digital terrestrial TV coverage and performance.

- Denso Corporation selected LSI Logic's single-chip CDMA baseband processor for incorporation into its wireless handsets for the Japan market.


SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: Statements made in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, particularly for applications where rapid growth is anticipated, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of manufacturing capacity and the realization of benefits from the company's strategic relationships and investments. The extent to which the company's plans for future cost reductions are realized may also impact its future performance. The company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.

LSI Logic Corporation (NYSE:LSI), is a leading supplier of communications chips for broadband, data networking, wireless and set-top box applications. In addition, the company provides chips and boards for network computing, and supplies storage area network systems for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 408-433-8000, www.lsilogic.com.

                                  # # # # # # #

                              LSI LOGIC CORPORATION
            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                    Three Months Ended                   Year Ended
                                                 ------------------------        ----------------------------
                                                 Dec. 31,        Dec. 31,         Dec. 31,           Dec. 31,
                                                   1999            1998             1999              1998
                                                 --------        --------        ----------        ----------
Revenues                                         $584,856        $451,018        $2,089,444        $1,516,891
                                                 --------        --------        ----------        ----------
Costs and expenses:
    Cost of revenues                              344,770         291,806         1,286,844           884,598
    Research and development                       74,107          80,967           297,554           291,125
    Selling, general and administrative            66,559          67,511           257,712           226,258
                                                 --------        --------        ----------        ----------
        Total costs and expenses                  485,436         440,284         1,842,110         1,401,981
                                                 --------        --------        ----------        ----------
Income from operations                             99,420          10,734           247,334           114,910
Interest expense                                  (10,384)         (2,662)          (39,988)           (8,865)
Interest income and other, net                      8,351             895            17,401            19,878
Recurring investment income                         4,497             --              6,648                --
                                                 --------        --------        ----------        ----------
Income before income taxes                        101,884           8,967           231,395           125,923
Provision for income taxes                         25,471           2,242            57,849            31,481
                                                 --------        --------        ----------        ----------
Pro forma net income                             $ 76,413        $  6,725        $  173,546        $   94,442
                                                 --------        --------        ----------        ----------
Pro forma earnings per share:
    Basic                                        $   0.51        $   0.05        $     1.19        $     0.66
                                                 --------        --------        ----------        ----------
    Diluted                                      $   0.47        $   0.05        $     1.12        $     0.65
                                                 --------        --------        ----------        ----------
Shares used in computing per share amounts:
    Basic                                         149,079         143,707           146,424           143,153
                                                 --------        --------        ----------        ----------
    Diluted                                       168,659         144,461           162,544           144,196
                                                 --------        --------        ----------        ----------

Pro forma statements of operations are intended to present the Company's operating results, excluding amortization of goodwill and special items, for the periods presented.

During the three month periods ended December 31, 1999 and 1998, the special item represented an unplanned gain on sale of equity securities. During the year ended December 31, 1999, the special items consisted of acquired in-process research and development related to the acquisition of a non-public technology company, restructuring of operations and other non-recurring items, consisting of the reversal of a portion of restructuring reserves originally established in the third quarter of 1998 due to changes in management's estimate, expenses related to effecting a business combination with Seeq Technology, Inc., an unplanned gain on sale of equity securities, and the cumulative effect of change in accounting principle.

During the year ended December 31, 1998, special items consisted of acquired in-process research and development related to the acquisition of Symbios, Inc., restructuring charges and other special items primarily consisting of the impairment of stock investments, write-offs of assets not relating to restructuring, litigation settlement costs and an unplanned gain on sale of equity securities.

In the third quarter of 1999, the Company adopted a program of regular selling of marketable equity securities. Recurring investment income reflects the gain from sale of the Company's marketable equity securities that was planned as part of the program during the periods presented. Unplanned gains are excluded from the determination of earnings before goodwill.

The provision for income taxes for the pro forma statements was calculated using the Company's normal 25% tax rate for the periods presented.

A reconciliation from pro forma net income to the reported results is presented on the following page. The format presented above is not in accordance with Generally Accepted Accounting Principles. In computing diluted earnings per share for the three month period and for the year ended December 31, 1999, net income was increased by $2,749 and $8,584 for interest (net of taxes), respectively, on the convertible debentures considered dilutive common stock equivalents.

                              LSI LOGIC CORPORATION
           RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                         Three Months Ended                  Year Ended
                                                      ------------------------        --------------------------
                                                      Dec. 31,        Dec. 31,        Dec. 31,         Dec. 31,
                                                        1999            1998            1999             1998
                                                      --------        --------        --------        ----------
Pro forma net income                                  $ 76,413        $  6,725        $173,546        $  94,442
                                                      --------        --------        --------        ---------
Amortization of goodwill and special items:
    Amortization of goodwill                           (11,836)        (12,259)        (46,625)         (22,369)
    Acquired in-process research and development            --              --          (4,600)        (145,500)
    Restructuring of operations and other
        Non-recurring items, net                            --              --           2,063          (75,400)
    Other special items                                 41,745          16,671          41,745          (12,227)
    Tax (provision)/benefit
                                                       (13,139)         (1,380)         (7,181)          21,576
                                                      --------        --------        --------        ---------
        Total amortization of goodwill and
            special items                               16,770           3,032         (14,598)        (233,920)
Income/(loss) before cumulative effect of change
    in accounting principle                             93,183           9,757         158,948         (139,478)
Cumulative effect of change in accounting
    principle                                               --              --         (91,774)              --
                                                      --------        --------        --------        ---------
Net income/(loss)                                     $ 93,183        $  9,757        $ 67,174        ($139,478)
                                                      --------        --------        --------        ---------
Basic earnings per share:
    Pro forma net income                              $   0.51        $   0.05        $   1.19        $    0.66
    Amortization of goodwill and special items            0.12            0.02           (0.10)           (1.63)
                                                      --------        --------        --------        ---------
    Income/(loss) before cumulative effect of
        change in accounting principle                    0.63            0.07            1.09            (0.97)
    Cumulative effect of change in accounting
        principle                                           --              --           (0.63)              --
                                                      --------        --------        --------        ---------
    Net income/(loss)                                 $   0.63        $   0.07        $   0.46        ($   0.97)
                                                      --------        --------        --------        ---------
Diluted earnings per share:
    Pro forma net income                              $   0.47        $   0.05        $   1.12        $    0.65
    Amortization of goodwill and special items            0.10            0.02           (0.09)           (1.62)
                                                      --------        --------        --------        ---------
    Income/(loss) before cumulative effect of
        change in accounting principle                    0.57            0.07            1.03            (0.97)
    Cumulative effect of change in accounting
        principle                                           --              --           (0.57)              --
                                                      --------        --------        --------        ---------
    Net income/(loss)                                 $   0.57        $   0.07        $   0.46        ($   0.97)
                                                      --------        --------        --------        ---------
Shares used in computing per share amounts:
    Basic                                              149,079         143,707         146,424          143,153
                                                      --------        --------        --------        ---------
    Diluted                                            168,659         144,461         162,544          143,153*
                                                      --------        --------        --------        ---------


* For the year ended December 31, 1998, the difference between diluted shares for purposes of computing diluted earnings per share and pro forma earnings per share relates to common equivalents of 1,043 shares, which were excluded from calculation of diluted earnings per share for reported results because of their antidilutive effect. These common equivalents impacted diluted earnings per share for the period by $0.01 which is included in the line item for amortization of goodwill and special items in the calculation of diluted earnings per share for the year ended December 31, 1998.

  In computing diluted earnings per share for the three month period and for the year ended December 31, 1999, net income was increased by $2,749 and $8,584 for interest (net of taxes), respectively, on the convertible debentures considered dilutive common stock equivalents.

                              LSI LOGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                         Three Months Ended                   Year Ended
                                                      -------------------------       ----------------------------
                                                      Dec. 31,        Dec. 31,         Dec. 31,          Dec. 31,
                                                        1999            1998             1999              1998
                                                      --------        --------        ----------        ----------
Revenues                                              $584,856        $451,018        $2,089,444        $1,516,891
                                                      --------        --------        ----------        ----------
Costs and expenses:
    Cost of revenues                                   344,770         291,806         1,286,844           884,598
    Research and development                            74,107          80,967           297,554           291,125
    Selling, general and administrative                 66,559          67,511           257,712           226,258
    Acquired in-process research and development            --              --             4,600           145,500
    Restructuring of operations and other
        non-recurring items, net                            --              --            (2,063)           75,400
    Amortization of Intangibles                         11,836          12,259            46,625            22,369
                                                      --------        --------        ----------        ----------
        Total costs and expenses                       497,272         452,543         1,891,272         1,645,250
                                                      --------        --------        ----------        ----------
Income/(loss) from operations                           87,584          (1,525)          198,172          (128,359)
Interest expense                                       (10,384)         (2,662)          (39,988)           (8,865)
Gain on sale of equity securities                       46,242          16,671            48,393            16,671
Interest income and other, net                           8,351             895            17,401            (9,020)
                                                      --------        --------        ----------        ----------
Income/(loss) before income taxes and cumulative
    effect of change in accounting principle           131,793          13,379           223,978          (129,573)
Provision for income taxes                              38,610           3,622            65,030             9,905
                                                      --------        --------        ----------        ----------
Income/(loss) before cumulative effect of change
    in accounting principle                             93,183           9,757           158,948          (139,478)
Cumulative effect of change in accounting
    principle                                               --              --           (91,774)               --
                                                      --------        --------        ----------        ----------
Net income/(loss)                                     $ 93,183        $  9,757        $   67,174        ($ 139,478)
                                                      --------        --------        ----------        ----------
Basic earnings per share:
    Income/(loss) before cumulative effect of
        change in accounting principle                $   0.63        $   0.07        $     1.09        ($    0.97)
    Cumulative effect of change in accounting
        principle                                           --              --             (0.63)               --
                                                      --------        --------        ----------        ----------
    Net income/(loss)                                 $   0.63        $   0.07        $     0.46        ($    0.97)
                                                      --------        --------        ----------        ----------
Diluted earnings per share *:
    Income/(loss) before cumulative effect of
        change in accounting principle                $   0.57        $   0.07        $     1.03        ($    0.97)
    Cumulative effect of change in accounting
        principle                                           --              --             (0.57)               --
                                                      --------        --------        ----------        ----------
    Net income/(loss)                                 $   0.57        $   0.07        $     0.46        ($    0.97)
                                                      --------        --------        ----------        ----------
Shares used in computing per share amounts:
    Basic                                              149,079         143,707           146,424           143,153
                                                      --------        --------        ----------        ----------
    Diluted                                            168,659         144,461           162,544           143,153
                                                      --------        --------        ----------        ----------

* Diluted earnings per share are based on average common and common equivalent shares outstanding. In computing diluted earnings per share for the three month period and for the year ended December 31, 1999, net income was increased by $2,603 and $8,126 for interest (net of taxes), respectively, on the convertible debentures considered dilutive common stock equivalents.

                              LSI LOGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                     December 31,   December 31,
ASSETS                                                   1999          1998
------                                               ------------   ------------
Cash, cash equivalents and short-term investments       $  661.3      $  291.5
Accounts receivable, net                                   275.6         249.1
Inventories                                                243.9         181.4
Prepaid expenses and other current assets                  107.5         115.0
                                                        --------      --------
        Total current assets                             1,288.3         837.0
Property and equipment, net                              1,323.5       1,486.2
Goodwill and other intangibles                             293.6         332.8
Other assets                                               301.2         167.8
                                                        --------      --------
        Total assets                                    $3,206.6      $2,823.8
                                                        --------      --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and other current liabilities          $  418.3      $  410.4
Current portion of long-term obligations                    57.0         187.9
                                                        --------      --------
        Total current liabilities                          475.3         598.3
Long-term obligations and deferred tax liabilities         869.3         695.8
                                                        --------      --------
        Total liabilities                                1,344.6       1,294.1
Minority interest in  subsidiaries                           6.2           5.2
                                                        --------      --------
Stockholders' equity:
    Common stock                                         1,274.1       1,136.7
    Retained earnings                                      435.6         368.4
    Accumulated other comprehensive income                 146.1          19.4
                                                        --------      --------
        Total stockholders' equity                       1,855.8       1,524.5
                                                        --------      --------
        Total liabilities and stockholders' equity      $3,206.6      $2,823.8
                                                        --------      --------